Exhibit 8.1
JONES DAY

77 WEST WACKER    •    CHICAGO, ILLINOIS 60601-1692

TELEPHONE: (312) 782-3939   •    FACSIMILE: (312) 782-8585
September 7, 2010
Parker-Hannifin Corporation
6035 Parkland Blvd.
Cleveland, Ohio 44124-4141
     Re: Prospectus Supplement for up to $3,000,000,000 Medium-Term Notes, Series A
Ladies and Gentlemen:
     We have acted as special tax counsel to Parker-Hannifin Corporation (the “Company”) in connection with the issuance of up to $3,000,000,000 aggregate principal amount of the Company’s Medium-Term Notes, Series A (the “Notes”), as set forth in the Company’s Prospectus (the “Prospectus”), dated August 26, 2010, and the Company’s Prospectus Supplement (the “Prospectus Supplement”), dated September 7, 2010.
     In connection with our opinion, we have reviewed and are relying upon the Registration Statement on Form S-3ASR (File No. 333-169069) of which the Prospectus and Prospectus Supplement are a part (the “Registration Statement”), including the exhibits thereto, the representations contained in a letter dated today addressed to us from the Company, and such other documents, records and instruments as we have deemed necessary or appropriate for purposes of this opinion.
     This opinion is based upon current provisions of the Internal Revenue Code of 1986, as amended, current Treasury regulations issued thereunder, current published administrative rulings and procedures of the Internal Revenue Service, and judicial decisions published to date, all of which are subject to change or differing interpretation, possibly with retroactive effect.
     Based upon and subject to the foregoing and subject to the limitations set forth herein, it is our opinion that the material federal income tax consequences to holders of the Notes will be as described under the heading “U.S. Federal Income Tax Considerations” in the Prospectus Supplement. You have not requested, and we do not express, an opinion concerning any other tax consequences of the issuance of the Notes.
     We consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ Jones Day
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